Exhibit 3.1

AMENDMENT NO.1 TO THE CERTIFICATE OF DESIGNATIONS OF 12.0% SERIES A

CONVERTIBLE REDEEMABLE PREFERRED SHARES

OF TRANSATLANTIC PETROLEUM LTD.

TransAtlantic Petroleum Ltd., a Bermuda exempted company (the “Company”), certifies that pursuant to a written consent dated May 22, 2020 and as confirmed by the Company’s board of directors that all of the holders of the 12.0% Series A Convertible Redeemable Preferred Shares, par value $0.01 per share (the “Series A Preferred Shares”) issued by Company have, pursuant to bye-law 4 of the Company’s amended bye-laws, approved and adopted this amendment no.1 (the “Amendment”) to the certificate of designations of the Series A Preferred Shares originally approved and adopted as of  November 3, 2016 (the “Certificate of Designation”) as follows:

RESOLVED THAT:

(i)	A new definition be inserted in clause 2 as follows: ‘“Initial Period” means the period commencing December 31, 2016 and ending March 31, 2020’;

(ii)

The definition of “Dividend Payment Date” in clause 2 be amended and restated as follows: ‘for the Initial Period shall mean March 31, June 30, September 30 and December 31, of each year, and, thereafter shall mean, (i) in respect of the first Dividend Payment Date after the end of the Initial Period, the date that is 15 Business Days following the first Dividend Record Date that occurs after the end of the Initial Period, and (ii) in respect of any other Dividend Payment Date after the end of the Initial Period, other than first Dividend Payment Date provided for in (i), March 31, June 30, September 30 and December 31, of each year.

(iii)

The definition of Dividend Record Date in clause 2 be amended and restated as follows: ‘for the Initial Period shall mean with respect to any Dividend Payment Date, the March 15, June 15, September 15 and December 15, as the case may be, immediately preceding such Dividend Payment Date, and, thereafter shall mean (i) in respect of the first Dividend Record Date after the end of the Initial Period, the date that is 15 Business Days following the Company’s public filing of its 10-Q report for the first quarter of 2020, and (ii) in respect of any other Dividend Record Date after the end of the Initial Period, other than first Dividend Record Date provided for in (i), the March 15, June 15, September 15 and December 15, as the case may be, immediately preceding a Dividend Payment Date.

(iv)

All other provisions of the Certificate of Designation shall remain in full force and effect, unless and to the extent amended, varied or modified by Amendment. In the event of any conflict or inconsistency between the Certificate of Designation and this Amendment, the terms of this Amendment shall prevail and such conflicting or inconsistent terms of the Certificate of Designation shall be deemed to be amended to the extent necessary to give effect to the terms of Amendment.